Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:     February 13, 2014

SKYWEST, INC. ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2013 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW)  today reported net income of $8.6 million, or $0.17 per diluted share, for the quarter ended December 31, 2013, compared to net income of  $13.9 million, or $0.27 per diluted share, for the same period last year.

SkyWest also reported net income of $59.0 million, or $1.12 per diluted share, for the twelve months ended December 31, 2013, compared to $51.2 million, or $0.99 per diluted share, for the same period last year.

Quarter Summary

For each of the quarters ended March, June and September of 2013, SkyWest reported improved financial results, on a year-over-year basis, in achieving increases in its fully-diluted earnings per share.  However, SkyWest experienced a decline in its financial results for the quarter ended December 31, 2013 compared to its financial results for the quarter ended December 31, 2012. During the quarter ended December 31, 2013, compared to the quarter ended December 31, 2012, SkyWest experienced increased crew training costs as a result of new regulations regarding pilots (FAR 117) that became effective January 4, 2014 of approximately $3.0 million pretax. SkyWest also experienced increased maintenance costs of approximately $5.0 million, pretax, due primarily to performing additional C-checks related to used aircraft that were added to SkyWest’s fleet during 2013.  Additionally during the quarter ended December 31, 2013, SkyWest incurred approximately $3.0 million, pretax, of costs associated with advanced pilot training and efforts to become certified to operate the new Embraer E175 regional jets scheduled for deliveries beginning in March 2014.

For the quarter ended December 31, 2013, SkyWest generated increased operating revenues (net of fuel, certain engine overhaul, landing fee and station pass-through revenues under SkyWest’s contracts with its major partners), of approximately $23.0 million, or 3.7%, compared to the quarter ended December 31, 2012,  primarily due to additional block hour production of 2.8%  and scheduled rate escalations. The increased operating revenues were offset by increased costs in several areas that resulted in a reduced amount of operating and pre-tax income for the quarter ended December 31, 2013 compared to the quarter ended December 31, 2012.

Following are selected statistics and information from the quarter ended December 31, 2013, compared to the quarter ended December 31, 2012:

•                 Pre-tax income declined to $15.1 million, compared to $25.6 million

•                 Fully-diluted EPS declined to $0.17, compared to $0.27

•                 Increased block hour production 2.8% to 584,594 block hours, compared to 568,808 block hours

•                 Increased operating revenues by approximately $23.0 million (net of fuel, certain engine overhaul, landing fees and station pass-through revenues) primarily related to rate escalations under SkyWest’s agreements with its major partners and increased block hour production

•                 Increased total aircraft fleet to 757 aircraft as of December 31, 2013, compared to 744 aircraft as of December 31, 2012

Commenting on the results, Jerry C. Atkin, SkyWest’s Chairman and CEO, said, “The decrease in our earnings in the fourth quarter is primarily due to advance preparations for the implementation of FAR 117, the new flight and duty time regulations, and aging maintenance costs on the 50-seat aircraft. We also invested in our future by beginning certification work on the E175 aircraft that are scheduled for delivery beginning in the first quarter of 2014.”

Financial and Operating Results

Operating revenues totaled $804.4 million for the quarter ended December 31, 2013, compared to $810.7 million for the same period last year or a decrease of $6.3 million.  The decrease was due primarily to the reduction of approximately $29.2 million in fuel expenses, certain engine overhaul amounts, landing fees and station costs which were directly reimbursed by SkyWest’s major partners and recorded as operating revenues.  However, this reduction was mostly offset by recording $23.0 million in additional operating revenues, primarily resulting from rate escalations under SkyWest’s agreements with its major partners and a 2.8% increase in total block hours for the quarter ended December 31, 2013, compared to the quarter ended December 31, 2012.

Total airline expenses (consisting of total operating and interest expenses) increased $4.0 million, or 0.5%, during the quarter ended December 31, 2013, compared to the same period in 2012.  However, after deducting pass-through costs for fuel, certain engine overhaul expenses landing fees and station costs from total operating cost and interest expenses, the remaining total airline expenses increased $33.4 million.  Management estimates that approximately $16.9 million of the increase was due primarily to the 2.8% increase in block hour production and approximately $16.4 million was primarily due to additional maintenance costs, cost increases resulting from new pilot regulations (FAR 117) and costs incurred from certifying a new E175 aircraft type.

Under certain of its agreements with its major partners, SkyWest recognizes revenue at fixed hourly rates for mature engine maintenance on regional jet engines and recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended December 31, 2013, CRJ200 engine expense under these agreements decreased $1.0 million to $9.6 million, compared to $10.6 million for the quarter ended December 31, 2012, primarily as a result of decreased engine overhaul expense due to the timing of scheduled engine maintenance events.  SkyWest was reimbursed approximately $12.7 million and $10.3 million for engine overhaul expense, under its agreements with its major partners, during the quarters ended December 31, 2013 and 2012, respectively.

Liquidity

At December 31, 2013, SkyWest had $670.1 million in cash and marketable securities, compared to $709.4 million as of December 31, 2012.  Cash and marketable securities decreased $39.3 million during the quarter ended December 31, 2013 compared to the balance as of December 31, 2012, due primarily to SkyWest’s payment of $40.0 million (total amount required under agreement) related to deposits on its new order for E175 regional jet aircraft.  SkyWest’s long-term debt was $1.29 billion as of December 31, 2013, compared to $1.47 billion as of December 31, 2012.  The decrease in long-term debt for the twelve-months ended December 31, 2013 was due primarily to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 5.8% discount rate, the present value of these lease obligations was approximately $1.5 billion as of December 31, 2013.

Business Developments

On May 21, 2013, SkyWest announced it had entered into a Capacity Purchase Agreement (“CPA”) with United Airlines, Inc. (“United”) to operate 40 new Embraer E175 dual-class regional jet aircraft. The CPA is for 12 years and the new aircraft will be operated by SkyWest’s wholly-owned subsidiary, SkyWest Airlines, Inc. (“SkyWest Airlines”). Deliveries for these aircraft are scheduled to begin in March 2014 and continue through July 2015.

Additionally, on May 21, 2013 SkyWest announced it reached an agreement with Embraer S.A. (“Embraer”) for the purchase of 100 new E175 dual-class regional jet aircraft, 40 of which are considered firm orders and the remaining 60 aircraft remain conditional upon SkyWest entering into capacity purchase agreements with other major airlines. SkyWest intends to place the 40 new E175 aircraft into service under the terms of the United CPA discussed above.

On June 17, 2013, SkyWest and Embraer jointly announced an aircraft purchase agreement covering 100 E175-E2 dual-class regional jet aircraft and an option to purchase an additional 100 of the same aircraft.  Deliveries for these E2 aircraft are tentatively planned to start in 2020.

During 2012, SkyWest announced the award of 34 additional dual-class aircraft and the removal of 66 CRJ200 aircraft under its Delta Connection Agreements with Delta Airlines, Inc. (“Delta”).  As of May 2013, all 34 of these additional dual-class aircraft had been delivered. As of December 31, 2013 SkyWest had removed 33 (22 placed in contract with another major partner and 11 removed from SkyWest’s fleet) of the 66 CRJ200 aircraft from service and currently anticipates removing another 29 CRJ200 aircraft during 2014.  SkyWest believes the remaining four CRJ200 aircraft will be removed from its fleet in early 2015.  Additionally, 41 of the 66 CRJ200 aircraft have been financed by Delta and will be returned to Delta with no further obligation by SkyWest.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company, and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines, also based in St. George, Utah, and ExpressJet Airlines, Inc. (“ExpressJet Airlines”), based in Atlanta, Georgia.  SkyWest Airlines operates as United Express, Delta Connection, American Eagle and US Airways Express carriers under contractual agreements with United, Delta, American Airlines, Inc. (“American”) and US Airways, Inc. (“US Airways”).  SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express, Delta Connection, and American Eagle carriers under contractual agreements with United, Delta and American. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,800 daily departures and a fleet of approximately 757 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly new aircraft, uncertainties regarding operation of new aircraft, the ability to obtain certain regulatory approvals to operate new aircraft under SkyWest Airlines’ and ExpressJet Airlines’ operating certificates and the ability to obtaining financing for the aircraft.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.  The challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2012, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
OPERATING REVENUES:
Passenger	$790,642	$795,978	$3,239,525	$3,467,546
Ground handling and other	13,726	14,747	58,200	66,826
Total operating revenues	804,368	810,725	3,297,725	3,534,372

OPERATING EXPENSES:
Salaries, wages and benefits	306,682	293,093	1,211,307	1,171,689
Aircraft maintenance, materials and repairs	170,875	149,259	686,381	659,869
Aircraft fuel	47,374	53,916	193,513	426,387
Aircraft rentals	80,029	82,199	325,360	333,637
Depreciation and amortization	61,696	60,758	245,005	251,958
Station rentals and landing fees	14,129	36,333	114,688	169,855
Ground handling services	30,885	31,805	129,119	125,148
Other	61,878	59,612	239,241	229,842
Total operating expenses	773,548	766,975	3,144,614	3,368,385

OPERATING INCOME	30,820	43,750	153,111	165,987
OTHER INCOME (EXPENSE):
Interest income	526	1,878	3,689	7,928
Interest expense	(16,168)	(18,739)	(68,658)	(77,380)
Other, net	(87)	(1,333)	10,390	(10,639)
Total other (expense), net	(15,729)	(18,194)	(54,579)	(80,091)

INCOME BEFORE INCOME TAXES	15,091	25,556	98,532	85,896
PROVISION FOR INCOME TAXES	6,482	11,610	39,576	34,739
NET INCOME	$8,609	$13,946	$58,956	$51,157

BASIC EARNINGS PER SHARE	$0.17	$0.27	$1.14	$1.00
DILUTED EARNINGS PER SHARE	$0.17	$0.27	$1.12	$0.99

Weighted average common shares:
Basic	51,228	51,296	51,688	51,090
Diluted	52,034	52,161	52,422	51,746

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SKYWEST, INC.

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	December 31, 2013	December 31, 2012
Cash, restricted cash, and marketable securities	$670,094	$709,442
Deposit on aircraft	40,000	—
Other current assets	754,343	724,598
Total current assets	$1,464,437	$1,434,040
Property and equipment	2,651,793	2,710,996
Other long term assets	116,989	109,601
Total assets	$4,233,219	$4,254,637

Current liabilities	$620,464	$591,425
Long-term liabilities	2,177,816	2,276,037
Stockholders’ equity	1,434,939	1,387,175
Total liabilities and stockholder’s equity	$4,233,219	$4,254,637

Unaudited Operating Highlights

	Three Months Ended December 31,				Twelve Months Ended December 31,
Operating Highlights	2013	2012	% Change		2013	2012	% Change
Passengers carried	14,829,568	14,735,499	0.6%		60,581,948	58,803,690	3.0%
Revenue passenger miles (000)	7,931,065	7,491,169	5.9%		31,834,735	30,088,278	5.8%
Available seat miles (000)	9,692,466	9,235,586	4.9%		39,207,910	37,278,554	5.2%
Passenger load factor	81.8%	81.1%	0.70	pts	81.2%	80.7%	0.50	pts
Passenger breakeven load factor	80.3%	78.6%	1.70	pts	79.1%	78.7%	0.40	pts
Yield per revenue passenger mile	$0.100	$0.106	(5.7)%		$0.102	$0.115	(11.3)%
Revenue per available seat mile	$0.083	$0.088	(5.7)%		$0.084	$0.095	(11.6)%
Cost per available seat mile	$0.081	$0.085	(4.7)%		$0.082	$0.092	(10.9)%
Fuel cost per available seat mile	$0.005	$0.006	(16.7)%		$0.005	$0.011	(54.5)%
Average passenger trip length	535	508	5.3%		525	512	2.5%
Block hours	584,594	568,808	2.8%		2,380,118	2,297,014	3.6%
Departures	350,800	355,626	(1.4)%		1,453,601	1,435,512	1.3%

2014 Quarterly Fleet, Block Hour and ASM Production Estimates

	As of March 31, 2014	As of June 30, 2014	As of September 30, 2014	As of December 31, 2014
Fleet Summary
Regional Jets:
50 seats	492	487	457	452
66-76 seats	204	211	218	228
	696	698	675	680
Turbo props:
30 seats	45	45	45	45

Totals	741	743	720	725

	Q1 14		Q2 14		Q3 14		Q4 14		Totals
Block hour production	556,450		584,350		597,450		567,375		2,305,630
ASM production	9.2	b	9.8	b	10.0	b	9.5	b	38.5	b